Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Partners

EnLink Midstream Partners, LP

We consent to the incorporation by reference in the registration statements No.333-107025, 333-127645, 333-159140,333-188678 and 333-210641 on Form S-8, No 333-194465 and 333-199618 on Form S-3 of EnLink Midstream Partners, LP and subsidiaries of our report dated February 15, 2017, with respect to the consolidated balance sheets of EnLink Midstream Partners, LP and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in partners’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of EnLink Midstream Partners, LP and subsidiaries.

Our report refers to a change in the Partnership’s method of accounting for computing depreciation on certain assets.

/s/ KPMG LLP

Dallas, Texas

February 15, 2017